Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2007

HOUSTON, August 2, 2007—Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $24.1 million, or $0.59 per diluted share for the three months ended June 30, 2007, versus net income of $21.3 million, or $0.53 per diluted share for the second quarter of 2006. Total revenues increased approximately 6% to $114.7 million for the quarter ended June 30, 2007 from $108.5 million for the same period in 2006 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $32.9 million in the second quarter of 2007 from $30.6 million in the second quarter of 2006.

For the six months ended June 30, 2007, net income was $48.2 million, or $1.18 per diluted share, compared with net income of $38.6 million, or $0.96 per diluted share, for the same period in 2006. Revenues for the six months ended June 30, 2007 were $232.4 million, up approximately 12% when compared to revenues of $206.7 million for the same period last year. Operating income increased to $65.6 million for the six months ended June 30, 2007 from $55.5 million during the same period of 2006.

All share and earnings per share data contained in this press release have been restated to reflect the increased number of common shares outstanding resulting from the Company’s two-for-one stock split, accomplished through a stock dividend, on October 5, 2006 to stockholders of record as of September 21, 2006.

In addition, the Company announced that its backlog at June 30, 2007 was approximately $394 million, compared to its June 30, 2006 backlog of approximately $290 million. The Company expects its earnings per share for the quarter ending September 30, 2007 to approximate $0.55 to $0.65 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
Revenues	$108,476	$114,701	$206,674	$232,383
Cost and expenses:
Cost of sales	63,892	64,492	121,055	132,242
Selling, general and administrative	9,210	12,066	20,387	24,084
Engineering and product development	4,821	5,280	9,716	10,486

	77,923	81,838	151,158	166,812

Operating income	30,553	32,863	55,516	65,571
Interest income	602	1,984	904	3,749
Interest expense	(250)	(61)	(443)	(158)

Income before income taxes	30,905	34,786	55,977	69,162
Income tax provision	9,632	10,677	17,385	21,002

Net income	$21,273	$24,109	$38,592	$48,160

Diluted earnings per common share	$0.53	$0.59	$0.96	$1.18

Weighted average common shares – diluted	40,263	41,003	40,108	40,971

Depreciation and amortization	$3,580	$3,816	$7,165	$7,693

Capital expenditures	$7,521	$5,028	$12,264	$9,578